UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2014

OSHKOSH CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

P.O. Box 2566, Oshkosh, Wisconsin 54903

(Address of principal executive offices, including zip code)

(920) 235-9151

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On March 21, 2014, Oshkosh Corporation (the “Company”) entered into an Amended and Restated Credit Agreement among the Company, various subsidiaries of the Company party thereto as borrowers and various lenders and agents party thereto (the “Credit Agreement”).  The Credit Agreement replaced the Company’s existing credit agreement.

The Credit Agreement provides for (i) a revolving credit facility that matures in March 2019 with an initial maximum aggregate amount of availability of $600 million and (ii) a $400 million term loan facility due in quarterly principal installments of $5 million commencing September 30, 2014 with a balloon payment of $310 million due at maturity in March 2019.  Availability under the revolving credit facility is reduced by outstanding letters of credit, which were approximately $79.5 million as of March 21, 2014.  The Company may increase the aggregate amount of the revolving credit and/or term loan commitments under the Credit Agreement, including by the addition of one or more additional tranches of term loans, by an aggregate amount of up to the greater of (x) $750 million and (y) any amount so long as, on a pro forma basis, after giving effect to such increase, the senior secured leverage ratio (defined as, with certain adjustments, the ratio of the Company’s consolidated secured indebtedness to consolidated net income before interest, taxes, depreciation, amortization, non-cash charges and certain other items (“EBITDA”)) as of the date of the most recent financial statements required to be delivered pursuant to the Credit Agreement does not exceed 2.00 to 1.00, in each case, provided that certain conditions are satisfied, including that the Company is not in default under the Credit Agreement at the time of the increase and that the Company obtains the consent of the lenders participating in the increase.  On March 21, 2014, no loans were outstanding under the revolving credit facility (other than the letters of credit described above), and the Company borrowed $400 million of term loans under the term loan facility to refinance the balance then outstanding under the Company’s existing credit agreement, to pay certain fees and expenses in connection with the closing of the Credit Agreement and for other corporate purposes.

The Company’s obligations under the Credit Agreement are guaranteed by certain of its subsidiaries, and the Company will guarantee the obligations of certain of its subsidiaries under the Credit Agreement.  Subject to certain exceptions, the Credit Agreement is secured by (i) a first-priority perfected lien on substantially all of the personal property of the Company and each subsidiary guarantor, (ii) mortgages upon certain real property of the Company and certain of its domestic subsidiaries and (iii) a pledge of the equity of each material subsidiary of the Company.

Borrowings under the Credit Agreement bear interest at a variable rate equal to (i) LIBOR plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied, or (ii) for dollar-denominated loans only, the base rate (which is the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.50% or (c) the sum of 1.00% plus one-month LIBOR) plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied.

The Company must also pay (1) an unused commitment fee ranging from 0.225% to 0.35% per annum of the average daily unused portion of the aggregate revolving credit commitments under the Credit Agreement and (2) a fee ranging from 0.625% to 2.00% per annum of the maximum amount available to be drawn for each letter of credit issued and outstanding under the Credit Agreement.

The Credit Agreement contains various restrictions and covenants, including requirements that the Company maintain certain financial ratios at prescribed levels and restrictions, subject to certain exceptions, on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness, dispose of assets, pay dividends and other distributions, consummate acquisitions and make investments in joint ventures.  The Credit Agreement contains the following financial covenants:  (i) a maximum leverage ratio (defined as, with certain adjustments, the ratio of the Company’s consolidated indebtedness to the Company’s EBITDA) as of the last day of any fiscal quarter of 4.50 to 1.0; (ii) a minimum interest coverage ratio (defined as, with certain adjustments, the ratio of the Company’s EBITDA to the Company’s consolidated cash interest expense) of 2.50 to 1.0 as of the last day of any fiscal quarter; and (iii) a maximum senior secured leverage ratio (defined as, with certain adjustments, the ratio of the Company’s consolidated secured indebtedness to the Company’s EBITDA) of 3.00 to 1.0 as of the last day of any fiscal quarter.  With certain exceptions, the Company may elect to have the collateral pledged in connection with the Credit Agreement released during any period that the Company maintains an investment grade corporate family rating from either Standard & Poor’s Ratings Group or Moody’s Investor Service Inc.  During any such period when the collateral has been released, the Company’s leverage ratio as of the last day of any fiscal quarter must not be greater than 3.75 to 1.0, and the Company would not be subject to any additional requirement to limit its senior secured leverage ratio.

The Credit Agreement also contains customary events of default.  If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable.  In addition, if the Company or any other borrower, pledgor or guarantor becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.  Loans outstanding under the Credit Agreement will bear interest at a rate of 2.0% per annum in excess of the otherwise applicable rate upon acceleration of such loans or, upon the lenders’ request, during the continuance of any event of default under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.                                        Financial Statements and Exhibits.

(a)                                 Not applicable.

(b)                                 Not applicable.

(c)                                  Not applicable.

(d)                                 Exhibits.  The following exhibit is being filed herewith:

(4.1)                       Amended and Restated Credit Agreement, dated as March 21, 2014, among Oshkosh Corporation, various subsidiaries of Oshkosh Corporation party thereto as borrowers and various lenders and agents party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: March 21, 2014	By:	/s/ David M. Sagehorn
David M. Sagehorn
Executive Vice President, Chief Financial Officer

OSHKOSH CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated March 21, 2014

Exhibit
Number

(4.1)

Amended and Restated Credit Agreement, dated as March 21, 2014, among Oshkosh Corporation, various subsidiaries of Oshkosh Corporation party thereto as borrowers and various lenders and agents party thereto.